Exhibit 14(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated February 26, 2024, relating to the consolidated financial statements, financial highlights, and senior securities table of MidCap Financial Investment Corporation (the “Company” or “MFIC”) appearing in the Annual Report on Form 10-K of the Company for the period ended December 31, 2023. We also consent to the references to us under the headings “Senior Securities of MFIC”, “Financial Highlights of MFIC” and “Independent Registered Public Accounting Firms” in the Prospectus, in such Registration Statement.

/s/ Deloitte & Touche LLP

New York, New York

March 19, 2024